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                                                                    EXHIBIT 10.1


[MTI LETTERHEAD]

March 18, 1998


Mr. Earl H. Slee
4510 Casco Avenue
Edina, MN 33026

Dear Earl:

It gives me great pleasure to offer you employment with Micro Therapeutics, Inc.
(MTI) on the following terms and conditions:

1. Your title will be Vice President, Research and Development and you will report directly to me. Your duties and responsibilities will include:

   o All issues related to design control, research, development or license of MTI technology.
   o  Intellectual property of the Company.
   o  Participation in the establishment of Company goals and strategy.

Other responsibilities may be assigned to you as the Company deems necessary.

 2. Your full time employment shall begin on or before Monday, April 6, 1998.

 3. You will receive a base salary of $6,041.67 per pay semi-monthly period. Your status will be salary exempt.

 4. You will be able to earn up to 25% of your annual salary in cash or stock based on mutually acceptable Company and individual milestones.

 5. You will be entitled to 12 days paid vacation each year, accruing on a monthly basis. Per our discussion, you will be allowed to complete your previously scheduled vacation from March 30 to April 6, 1998 and two weeks (10 days) during the summer of 1998.

 6. You will also be eligible for coverage under the Company's group health/dental plan, and other benefits that the Company provides to comparable employees. If necessary, MTI will pay the additional cost of COBRA coverage for your pre-existing eye condition.

 7. Reasonable costs related to your move from Minnesota to Southern California will be covered according to the terms set forth in a separate letter.

 8. I am also pleased to inform you that as part of this offer, and once Confidential Information Agreements are signed, and following Board of Directors approval, you will be granted an option to purchase 70,000 shares of common stock in MTI at the fair market value. Following twelve (12) months of employment, this option will be vested to the extent of twenty-five percent (25%) and, from there on, at the rate of 2.083% per month until fully vested. The option is subject to conditions outlined in the Company's 1996 Stock Incentive Plan effective August 1, 1996.


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 9. The Company will include in an employment agreement a $150,000 cash severance payment if your employment is terminated due to a change of control during your first year of employment. Also, upon a change of control, all of your options will become vested.

10. Employment with Micro Therapeutics, Inc. is at the mutual consent of the employee and the Company. Accordingly, while MTI has every hope that employment relationships will be mutually beneficial and rewarding, employees and the Company retain the right to terminate the employment relationship at will, at any time, with or without cause. Please note that no individual has the authority to make any contrary agreement or representation. Accordingly, this constitutes a final and fully binding integrated agreement with respect to the at-will nature of the employment relationship.

11. You agree to abide by the Company's policies and procedures, including those set forth in the Company's Employee Handbook. You will be required to sign the signature page of this Employee Handbook.

12. You will be required to sign the Employee Confidential Information Agreement that is enclosed as well as the necessary tax and benefit enrollment forms before starting full time employment. You will also be required to provide proof of your identity and authorization to work in the United States as required by Federal immigration laws.

Earl, we look forward to you joining our effort and hope the opportunity will be mutually rewarding. To confirm that you agree to the terms stated in this letter, please sign, date and return the enclosed copy of this letter. Congratulations.

Regards,

MICRO THERAPEUTICS, INC.

By: /s/ GEORGE WALLACE
-------------------------
        George Wallace
        President and CEO


Encls: Employee Confidential Information Agreement

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This will acknowledge my acceptance of this offer of employment.


/s/ EARL SLEE                                                      3/19/98
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    Earl Slee                                                       Date